CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated April 29, 2016 relating to the financial statements and financial highlights that appear in the February 29, 2016 Annual Report to Shareholders of Invesco Dynamic Credit Opportunities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Senior Securities” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 24, 2016